Exhibit 99

Stephen Blum – Investor Relations
(480) 754-5040

Tom Herrmann – Corporate Communications
(480) 754-2202

The Dial Corporation’s CEO, CFO to Present at
Merrill Lynch 16th Annual Global Branded
Consumer Products Conference

Company Comfortable with First Quarter Guidance

Scottsdale, Ariz. – March 11, 2003 – The Dial Corporation’s (NYSE: DL) Chairman, President and CEO, Herbert M. Baum, and Executive Vice President and CFO, Conrad A. Conrad, will present to investors at the Merrill Lynch 16th Annual Global Branded Consumer Products Conference on Tuesday, March 18, 2003, in New York. They will speak at 11:30 a.m. EST.

     A live audio web cast of the presentation is open to the general public and is available by accessing http://investor.info.dialcorp.com. A replay of the web cast will be available through the same link through March 25, 2003.

     “With two months of the first quarter completed, we remain comfortable with the Company’s guidance for earnings per share of $0.28 for the first quarter,” Mr. Baum said.

(more)

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

# # #